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TROVER SOLUTIONS, INC.

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Healthcare Recovery Services — Lives Sold and Installed* (In millions)
Healthcare Recovery Services — Key Operating Indicators (Dollars in millions)
TransPaC Solutions Contracts in Force
TransPaC Solutions Key Operating Indicators (Dollars in millions)
TROVER SOLUTIONS, INC. CONDENSED BALANCE SHEETS (In thousands, except per share information)

NEWS RELEASE

Contact:	Douglas R. Sharps
Chief Financial Officer
(502) 454-1365

TROVER SOLUTIONS 1st QUARTER OPERATING RESULTS
• EPS for the Quarter at $0.17

Louisville, Kentucky, May 14, 2004/PRNewswire/ – Trover Solutions, Inc. (Nasdaq: TROV) today reported earnings of $0.17 per diluted share (EPS) for the first quarter of 2004, the same as was reported for the first quarter of 2003. Net income for the quarter was $1.5 million, a 2.4% decline from the comparable quarter of 2003. This decline resulted primarily from lower revenues, which decreased 2.5% to $15.9 million for the first quarter of 2004 from $16.4 million for the same quarter last year. The decrease in revenues resulted primarily from lower recoveries in the Healthcare Recovery Services segment, which more than offset gains in the Property and Casualty Recovery Services segment. Substantially all of the external revenue for the quarter was derived from the Healthcare Recovery Services segment, except for approximately $271,000 of revenue from the Property and Casualty Recovery Services segment.

Condensed Quarterly Statements of Income
(In thousands, except per share results)

	3 Months ended March 31,
	2004	2003
Claims revenues	$15,937	$16,353
Cost of revenues	7,646	8,343

Gross profit	8,291	8,010
Support expenses	5,036	4,482
Depreciation & amortization	765	962

Operating profit	2,490	2,566
Interest income	49	50
Interest expense	103	121

Income before income taxes	2,436	2,495
Provision for income taxes	974	998

Net income	$1,462	$1,497

Basic weighted average shares	8,492	8,481

Diluted weighted average shares	8,831	8,723

Basic earnings per common share	$0.17	$0.18

Diluted earnings per common share	$0.17	$0.17

Quarterly Segment Results

Quarterly segment profits and margins for the Company’s Healthcare Recovery Services, Property and Casualty Recovery Services and Software segments are presented in the discussions below.

Healthcare Recovery Services

($ in thousands)

	3 Months ended March 31,
	2004	2003
Segment revenues	$15,644	$16,107
Gross profit	$8,599	$8,345
Segment margin	55.0%	51.8%
Operating profit	$7,088	$6,753
Pretax income	$7,092	$6,767

The Company’s Healthcare Recovery Services segment derives its revenue from its four recovery-based products that the Company sells under the name Healthcare Recoveries: healthcare subrogation, provider bill audit, overpayment recoveries and physician audit. Healthcare segment revenues decreased 2.9%, or approximately $0.5 million, in the first quarter of 2004 compared to the first quarter of 2003. Revenues from provider bill audit and overpayment recovery services for the quarter increased 23.4% or approximately $0.8 million compared to the same quarter of the prior year , primarily due to an increase in installed lives, which generated more recoveries. Subrogation revenues for the quarter were $1.2 million or 9.4% less than the same quarter of 2003, due to lower recoveries as a result of fewer installed lives during the quarter because of attrition.

The following tables present certain key operating information for the Healthcare Recovery Services segment for the periods indicated.

Healthcare Recovery Services — Lives Sold and Installed*
(In millions)

	3 Months ended March 31,
	2004	2003
Cumulative Lives Sold, Beginning Of Period	39.9	41.6
Lives from existing client loss, net (1)	(0.8)	(7.4)
Lives added from new contracts with existing clients	0.4	0.1
Lives added from contracts with new clients	0.4	0.0

Cumulative Lives Sold, End Of Period	39.9	34.3

Lives Sold Eliminations/Cross-Sold Lives (2)	11.1	10.5

Lives Installed, End Of Period	35.7	31.9

Lives Installed Eliminations/Cross-Installed Lives(3)	5.5	5.4

*	All references to “lives” in the table, whether reported as from existing client loss, added from new contracts with existing clients or with new clients, lives sold, lives sold eliminations/cross-sold lives, lives installed or lives installed eliminations/cross-installed lives, are derived by the Company from information provided to it by clients, which may contain estimates.

(1)	Represents the net of losses from contract terminations and organic declines in the clients’ installed base measured in the number of persons covered by clients, and gains from organic growth in the clients’ installed base measured in the number of persons covered by clients.

(2)	“Lives Sold Eliminations/Cross-Sold Lives” specifies the number of lives subject to client contracts under which Healthcare Recoveries provides or will provide more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Cumulative Lives Sold, End of Period” does not include the overlap (i.e., “double-counting”) that occurs when multiple healthcare recovery services are provided to the same client population.

(3)	“Lives Installed Eliminations/Cross-Installed Lives” specifies the number of lives as to which Healthcare Recoveries provides more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Lives Installed, End of Period” does not include the overlap (i.e., “double-counting”) that occurs when multiple healthcare recovery services are provided to the same client population.

Healthcare Recoveries ended the quarter with 39.9 million lives sold, the same as the end of 2003, with new business from new contracts and from organic client growth offsetting terminations. Compared to the end of the same quarter last year, net lives sold increased by 5.6 million, or 16%. Installed lives increased by 1.9 million, net, during the first quarter to 35.7 million. Compared to the same quarter last year, lives installed increased by 3.8 million.

Healthcare Recovery Services — Key Operating Indicators
(Dollars in millions)

	3 Months ended March 31,
	2004	2003
Backlog (1)	$1,497.4 (2)	$1,611.4 (2)
Claims recoveries	$56.8	$57.8
Throughput (3)	3.8%	3.7%
Effective fee rate	27.5%	27.9%

(1)	Backlog is the total dollar amount of potentially recoverable claims that Healthcare Recoveries is pursuing or auditing on behalf of clients at a given point in time.

(2)	At March 31, 2004 and 2003, approximately $250.5 million and $351.2 million, respectively, of backlog was derived from terminated clients and clients that, by those dates, had given notice of termination.

(3)	Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

Total backlog of $1,497.4 million at March 31, 2004 represents a decrease of $24.4 million, or 1.6%, from total backlog at December 31, 2003. Compared to March 31, 2003, total backlog decreased by $114.0 million, or 7.1%. The slight increase in throughput (shown in the table above) from the quarter ended March 31, 2003 is due to a relatively larger decrease in average backlog compared to the decrease in recoveries.

Property and Casualty Recovery Services
($in thousands)

	3 Months ended March 31,
	2004	2003
Segment revenues	$271	$229
Gross loss	$(88)	$(112)
Segment margin	N/M	N/M
Operating loss	$(215)	$(232)
Pretax loss	$(225)	$(242)

The Property and Casualty Recovery Services segment includes subrogation recovery services for property and casualty insurers, which the Company sells under the name TransPaC Solutions. Revenues for the quarter ended March 31, 2004 were 18.3% more than the same quarter of the prior year due to an increase in recoveries of $0.3 million or 27.3% over the comparable quarter in 2003. This increase in recoveries was the result of a 3.0% increase in backlog between these period ends and an increase in throughput to 7.9% for the first quarter of 2004 from 7.1% for the comparable period of 2003. The increase in throughput from the quarter ended March 31, 2003 is due to claims recoveries increasing at a greater rate than the average backlog. For the quarter ended March 31, 2004, the Property and Casualty Recovery Services segment had a pretax loss of approximately $225,000, equal to $0.02 loss per diluted share.

The following tables present key operating information for the Property and Casualty segment for the periods indicated.

TransPaC Solutions Contracts in Force

	3 Months ended March 31,
	2004	2003
Contracts in Force, Beginning Of Period	30	27
Outsourcing (1)		1
Referrals/Closed Claims (2)		3
Terminations	(3)	(1)

Contracts in Force, End Of Period	27	30

(1)	Outsourcing refers to the full replacement of a client’s internal subrogation recovery function by TransPaC Solutions, typically with a view to an ongoing relationship of indefinite period.

(2)	Referrals/Closed Claims refers to project-related work assumed by TransPaC Solutions, typically with files transmitted by clients from time to time.

TransPaC Solutions Key Operating Indicators
(Dollars in millions)

	3 Months ended March 31,
	2004	2003
Backlog (1)	$16.9	$16.4
Claims recoveries	$1.4	$1.1
Throughput (2)	7.9%	7.1%
Effective fee rate	19.7%	20.3%

(1)	Backlog is the total dollar amount of potentially recoverable claims that TransPaC Solutions is pursuing on behalf of clients at a given point in time.

(2)	Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

Software
($ in thousands)

	3 Months ended March 31,
	2004	2003
Segment revenues	$264	$313
Gross profit	$22	$73
Segment margin	8.3%	23.3%
Operating profit (loss)	$22	$(233)
Pretax income (loss)	$22	$(263)

The Software segment’s primary product is subrogation recovery software in a browser-based application service provider (ASP) form sold under the name Troveris. Revenues for the quarter ended March 31, 2004 decreased $49,000 or 15.7% from the comparable quarter in 2003, due to a decrease in intercompany revenue earned from the Healthcare Recovery Services segment. This decrease was primarily a function of a lower intercompany charge to the Healthcare Recovery Services segment, which consumed less management and programming services from the Software segment in 2004 compared with 2003. All but $22,000 and $17,000 of the revenue in the quarters ended March 31, 2004 and 2003, respectively, was derived from internal clients.

The Software segment had pretax income of approximately $22,000 for the quarter ended March 31, 2004, compared to a pretax loss of $263,000 (a loss of $0.02 per diluted share) for the quarter ended March 31, 2003. This is primarily related to the allocation of labor expense for certain employees who were re-assigned to the Healthcare Recovery Services segment.

Consolidated Segment Information ($ in thousands)

	3 months ended March 31,
	2004	2003
Segment revenues:
Healthcare Rec. Svs.	$15,644	$16,107
Property & Casualty Rec. Svs.	271	229
Software	264	313
Eliminations	(242)	(296)

Total	$15,937	$16,353

Gross profit (loss):
Healthcare Rec. Svs.	$8,599	$8,345
Property & Casualty Rec. Svs.	(88)	(112)
Software	22	73
Eliminations	(242)	(296)

Total	$8,291	$8,010

Operating profit (loss):
Healthcare Rec. Svs.	$7,088	$6,753
Property & Casualty Rec. Svs.	(215)	(232)
Software	22	(233)
Corporate	(4,405)	(3,722)

Total	$2,490	$2,566

Employees:
Direct operation employees	414	514
Support staff employees	127	139

Total	541	653

Corporate

Unallocated corporate expenses for the quarter ended March 31, 2004 were approximately $4.5 million pretax. For the comparable quarter of 2003, corporate expenses were approximately $3.8 million pretax. The increase is attributable to approximately $505,000 of expenses related to the exploration of strategic alternatives by the Company and the previously announced proposed transaction in which the Company may be acquired.

During the quarter ended March 31, 2004, the Company did not repurchase any shares of its common stock. Since the program began in 1999, the Company has repurchased 3,269,630 shares at a total cost of $14,492,304, at an average cost of $4.43 per share. Approximately $5.5 million of repurchase authority remains available under the program.

A copy of this release and other investor relations materials can be accessed through Trover Solutions, Inc.’s website at www.troversolutions.com.

Trover Solutions, Inc. believes it is a leading independent provider of outsourcing of insurance subrogation and other claims recovery and cost containment services to the private healthcare payor and property and casualty industries. The Company’s other claims recovery services include clinical bill auditing and overpayments recovery.

This release contains statements that constitute “Forward-looking Statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the intent, belief or current expectations of management with respect to current operating trends. Forward-looking statements in this release also include the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this release include, but are not limited to: the Company’s lack of operating history in the property and casualty market, the ability of Trover Solutions, Inc. to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy, Trover Solutions, Inc.’s ability to manage growth, changes in laws and government regulations applicable to Trover Solutions, Inc., and changes in the historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of Trover Solutions, Inc.’s financial results; and all risks inherent in the development, introduction and implementation of new products or services. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in Trover Solutions, Inc.’s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

In connection with the proposed transaction previously announced on February 20, 2004, in which the Company may be acquired by Tailwind Capital Partners, the Company intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). All security holders of Trover are advised to read the proxy statement when it becomes available, because it will contain important information about Trover Solutions, Inc. and the proposed transaction. Security holders may obtain a free copy of the proxy statement, when available, and other documents filed by the Company with the SEC, at the SEC’s website at http://www.sec.gov/. Free copies of the Company’s SEC filings also may be obtained by directing a request to Trover Investor Relations, Trover Solutions, Inc., 1600 Watterson Tower, Louisville, Kentucky 40218. Copies of documents filed with the SEC by the Company may also be accessed on the Company’s website at www.troversolutions.com.

Trover Solutions, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposed transaction. A description of the security holdings and other interests of the directors and executive officers of the Company will be set forth in the proxy statement referred to above.

TROVER SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except per share information)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$11,244	$11,174
Restricted cash	16,064	17,034
Accounts receivable, less allowance for doubtful accounts of $551 at March 31, 2004 and $479 at December 31, 2003	8,381	6,993
Other current assets	3,043	3,039

Total current assets	38,732	38,240

Property and equipment, net	5,558	5,813
Goodwill, net	29,146	29,146
Identifiable intangibles, net	3,220	3,315
Other assets	1,892	1,982

Total assets	$78,548	$78,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$542	$1,250
Accrued expenses	5,204	5,405
Accrued bonuses	1,262	1,581
Funds due clients	11,638	12,019
Income taxes payable	1,266	677
Short-term borrowings	4,000	4,000
Deferred income tax liability	361	354

Total current liabilities	24,273	25,286

Other liabilities	4,067	4,562

Total liabilities	28,340	29,848

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock
$.001 par value per share, 2,000 shares authorized, no shares issued or outstanding	—	—
Common stock
$.001 par value per share, 20,000 shares authorized, 8,495 – March 31, 2004 and 8,477 – December 31, 2003 shares outstanding	12	12
Capital in excess of par value	23,566	23,465
Other	(1,004)	(988)
Treasury stock at cost, 3,261 shares at March 31, 2004 and at December 31, 2003	(14,459)	(14,459)
Accumulated other comprehensive income	(40)	(51)
Unearned compensation	(26)	(28)
Retained earnings	42,159	40,697

Total stockholders’ equity	50,208	48,648

Total liabilities and stockholders’ equity	$78,548	$78,496